Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2019 Fourth Quarter and Full Year

•	Strong fourth quarter revenue growth

•	Fourth quarter earnings improve to $1.27 per diluted share as reported; adjusted earnings per diluted share increase to $1.53

•	Full year fiscal 2019 revenue growth and adjusted earnings per diluted share exceed outlook

•	Another record year anticipated in fiscal 2020

DUBLIN, IRELAND - (May 13, 2019) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2019 fourth quarter ended March 31, 2019. Revenue as reported for the quarter increased 7% to $768.2 million compared with $716.0 million in the fourth quarter of fiscal 2018, with growth across all segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 9% for the fourth quarter of fiscal 2019.

“We finished fiscal 2019 stronger than anticipated, with meaningful contributions from improved Customer demand, new products and services, as well as some Brexit-related inventory build-up by our Customers,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We anticipate that fiscal 2020 will be another record year resulting from underlying demand and new products and services.”

Fourth Quarter and Full Year 2019 Operating Results

As reported, net income for the fourth quarter was $108.7 million, or $1.27 per diluted share, compared with net income of $73.6 million, or $0.86 per diluted share in the fourth quarter of fiscal 2018. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2019 was $131.1 million, or $1.53 per diluted share, compared with adjusted net income for the previous year’s fourth quarter of $105.8 million or $1.24 per diluted share. As reported, full year net income was $304.1 million, or $3.56 per diluted share, compared with $290.9 million, or $3.39 per diluted share. Adjusted net income increased 17% to $417.5 million, or $4.89 per diluted share, compared with adjusted net income of $355.6 million, or $4.15 per diluted share in fiscal 2018.

Fourth Quarter Segment Results

Healthcare Products revenue as reported grew 7% in the quarter to $386.6 million compared with $360.0 million in the fourth quarter of fiscal 2018, driven by 10% growth in capital equipment revenue, 7% growth in service revenue and 4% growth in consumable revenue in the fourth quarter. Constant currency organic revenue growth for Healthcare Products was 8% during the quarter. Healthcare Products operating income was $106.7 million compared with $86.4 million in last year’s fourth quarter. The increase in profitability was primarily due to the increased volume, favorable mix and operating efficiencies.

Fiscal 2019 fourth quarter revenue for Applied Sterilization Technologies increased 7% as reported to $143.1 million compared with $133.5 million in the same period last year. Constant currency organic revenue increased 10%, primarily driven by increased volume from the segment’s core medical device Customers. Segment operating income increased to $57.4 million in the fourth quarter of fiscal 2019 compared with operating income of $51.6 million in the same period last year, due primarily to the revenue growth.

Healthcare Specialty Services as reported revenue grew 11% in the quarter to $135.5 million compared with $122.1 million in the fourth quarter of fiscal 2018. Constant currency organic revenue growth was 13%. Healthcare Specialty Services operating income was $19.8 million compared with $14.4 million in last year’s fourth quarter, benefitting from the additional volume and improved productivity.

Life Sciences fourth quarter revenue as reported grew 3% to $103.0 million compared with $100.3 million in the fourth quarter of fiscal 2018, driven by 14% growth in consumables and 2% growth in service revenue. Capital equipment revenue declined 9% in the fourth quarter compared with a strong quarter in the prior year. Constant currency organic revenue grew 4% in the quarter. Operating income was $35.9 million compared with $34.5 million in the prior year’s fourth quarter, primarily driven by volume and disciplined expense management.

Cash Flow

Net cash provided by operations for fiscal 2019 was $539.5 million, compared with $457.6 million in fiscal 2018. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2019 was $355.4 million compared with $294.3 million in the prior year period. The improvement in free cash flow is primarily due to the improved cash from operations partially offset by higher capital expenditures which fund future organic growth.

Fiscal 2020 Outlook

STERIS expects constant currency organic revenue growth to be in the range of 5-6% for fiscal 2020. Reflecting March 29, 2019 forward rates, currency movements are anticipated to be neutral for fiscal 2020. Adjusted earnings per diluted share are anticipated to be in the range of $5.28 - $5.43, which assumes an adjusted effective tax rate in the range of 19-20%.

Free cash flow for fiscal 2020 is expected to be approximately $300 million, and capital spending is anticipated to be approximately $280 million. Growth in cash from operations in fiscal 2020 will be more than offset by significantly higher capital spending, limiting free cash flow for the year. In particular, growth capital of more than $110 million will be invested to expand global capacity in the Applied Sterilization Technologies segment. In addition, investments will continue to be made to expand outsourced instrument reprocessing within the Healthcare Specialty Services segment.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.34 per share. The dividend is payable June 28, 2019 to shareholders of record at the close of business on June 12, 2019.

Conference Call

As previously announced, STERIS management will host a conference call tomorrow, May 14, 2019 at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on May 14, 2019, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10129994 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Senior Director, Investor Relations and Corporate Communications

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2018. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the parties’ ability to meet expectations regarding the accounting and tax treatments of the redomiciliation transaction, (b) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the redomiciliation transaction, (c) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (d) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (e) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (f) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (g) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (h) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (i) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (j) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (k) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2018 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (l) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (m) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (n) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of the targeted restructuring plan will not be realized or will be other than anticipated, and (o) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$768,213	$715,973	$2,782,170	$2,619,996
Cost of revenues	432,872	423,608	1,597,022	1,527,250
Cost of revenues - Restructuring	625	—	9,721	—

Cost of revenues, net	433,497	423,608	1,606,743	1,527,250

Gross profit	334,716	292,365	1,175,427	1,092,746
Operating expenses:
Selling, general, and administrative	173,120	162,098	669,937	631,978
Research and development	15,878	17,609	63,038	60,782
Restructuring expense	4,840	(53)	30,987	103

Total operating expenses	193,838	179,654	763,962	692,863

Income from operations	140,878	112,711	411,465	399,883
Non-operating expense, net	7,478	11,266	41,995	44,901
Income tax (benefit) expense	24,523	27,822	64,394	63,360

Net income	$108,877	$73,623	$305,076	$291,622
Net income attributable to noncontrolling interest	132	25	1,025	707

Net income attributable to shareholders	$108,745	$73,598	$304,051	$290,915

Earnings per ordinary share (EPS) data:
Basic	$1.29	$0.87	$3.59	$3.42

Diluted	$1.27	$0.86	$3.56	$3.39

Cash dividends declared per share outstanding	$0.34	$0.31	$1.33	$1.21
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,546	84,819	84,577	85,028
Diluted number of shares outstanding	85,447	85,544	85,468	85,713

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	March 31,	March 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$220,633	$201,534
Accounts receivable, net	564,830	528,066
Inventories, net	208,243	205,731
Other current assets	60,029	54,326

Total Current Assets	1,053,735	989,657
Property, plant, and equipment, net	1,031,582	1,010,524
Goodwill and intangible assets, net	2,927,542	3,160,764
Other assets	60,212	39,389

Total Assets	$5,073,071	$5,200,334

Liabilities and Equity
Current liabilities:
Accounts payable	$152,913	$135,866
Other current liabilities	312,283	262,596

Total Current Liabilities	465,196	398,462
Long-term debt	1,183,227	1,316,001
Other liabilities	238,850	268,571
Equity	3,185,798	3,217,300

Total Liabilities and Equity	$5,073,071	$5,200,334

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$386,649	$360,001	$1,338,428	$1,276,054
Healthcare Specialty Services	135,493	122,131	510,057	469,065
Life Sciences	102,987	100,299	378,558	361,590
Applied Sterilization Technologies	143,084	133,542	555,127	513,287

Total Segment Revenues	$768,213	$715,973	$2,782,170	$2,619,996

Segment Operating Income:
Healthcare Products	$106,673	$86,377	$323,684	$294,162
Healthcare Specialty Services	19,800	14,444	64,222	58,458
Life Sciences	35,869	34,471	132,129	123,889
Applied Sterilization Technologies	57,411	51,584	221,828	196,297

Total Reportable Segments	219,753	186,876	741,863	672,806
Corporate	(49,847)	(40,853)	(184,900)	(162,999)

Total Segment Operating Income	$169,906	$146,023	$556,963	$509,807
Less: Adjustments
Amortization of property “step up” to fair value	600	(296)	2,440	1,599
Amortization of acquired intangible assets	17,971	17,620	86,878	67,793
Acquisition and integration related charges	2,704	4,361	8,901	16,211
(Gain) on fair value adjustment of acquisition related contingent consideration	—	(593)	(842)	(593)
Net loss (gain) on divestiture of businesses	(862)	2,009	(1,370)	14,547
Impact from U.S. Tax Cuts and Jobs Act*	—	10,264	—	10,264
Redomiciliation costs	3,150	—	8,783	—
Restructuring charges	5,465	(53)	40,708	103

Total operating income	$140,878	$112,711	$411,465	$399,883

*	Represents a one-time special employee bonus paid to most U.S. employees and associated professional fees.

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$305,076	$291,622
Non-cash items	224,532	225,155
Changes in operating assets and liabilities	9,897	(59,145)

Net cash provided by operating activities	539,505	457,632

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(189,715)	(165,457)
Proceeds from sale of property, plant, equipment and intangibles	5,567	2,094
Proceeds from the sale of businesses, net of cash divested	2,478	8,888
Purchases of investments	(4,955)	—
Acquisition of businesses, net of cash acquired	(13,313)	(46,271)
Other	(13,286)	(3,083)

Net cash used in investing activities	(213,224)	(203,829)

Financing Activities:
Payments on long-term obligations	(85,000)	(222,500)
Proceeds (payments) under credit facilities, net	(27,087)	29,065
Acquisition related deferred or contingent consideration	(1,327)	(2,064)
Deferred financing fees and debt issuance costs	(488)	(2,029)
Repurchases of shares	(81,494)	(65,485)
Cash dividends paid to shareholders	(112,503)	(102,929)
Stock option and other equity transactions, net	13,107	9,758

Net cash provided by financing activities	(294,792)	(356,184)
Effect of exchange rate changes on cash and cash equivalents	(12,390)	20,997

Increase in cash and cash equivalents	19,099	(81,384)
Cash and cash equivalents at beginning of period	201,534	282,918

Cash and cash equivalents at end of period	$220,633	$201,534

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended
	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$539,505	$457,632
Purchases of property, plant, equipment, and intangibles, net	(189,715)	(165,457)
Proceeds from the sale of property, plant, equipment, and intangibles	5,567	2,094

Free Cash Flow	$355,357	$294,269

Twelve Months Ended
March 31,
2020
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$580,000
Purchases of property, plant, equipment, and intangibles, net	(280,000)

Free Cash Flow	$300,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2019	2018	2019	2018	2019	2019	2019	2019
Healthcare Products	$386,649	$360,001	$—	$(363)	$(3,380)	7.4%	7.5%	8.5%
Healthcare Specialty Services	135,493	122,131	—	—	(2,147)	10.9%	10.9%	12.7%
Life Sciences	102,987	100,299	—	—	(1,732)	2.7%	2.7%	4.4%
Applied Sterilization Technologies	143,084	133,542	—	—	(4,409)	7.1%	7.1%	10.4%

Total	$768,213	$715,973	$—	$(363)	$(11,668)	7.3%	7.4%	9.0%

	Twelve months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2019	2018	2019	2018	2019	2019	2019	2019
Healthcare Products	$1,338,428	$1,276,054	$—	$(25,907)	$(4,690)	4.9%	7.1%	7.4%
Healthcare Specialty Services	510,057	469,065	—	—	(1,286)	8.7%	8.7%	9.0%
Life Sciences	378,558	361,590	—	—	(1,415)	4.7%	4.7%	5.1%
Applied Sterilization Technologies	555,127	513,287	—	—	(2,328)	8.2%	8.2%	8.6%

Total	$2,782,170	$2,619,996	$—	$(25,907)	$(9,719)	6.2%	7.3%	7.6%

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2019	2018	2019	2018	2019	2018	2019	2018
GAAP	$334,716	$292,365	$140,878	$112,711	$108,745	$73,598	$1.27	$0.86
Adjustments:
Amortization of property “step up” to fair value	648	666	600	(296)
Amortization of acquired intangible assets	149	45	17,971	17,620
Acquisition and integration related charges	698	1,450	2,704	4,361
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(593)
Net (gain) loss on divestiture of businesses	—	—	(862)	2,009
Restructuring charges	625	—	5,465	(53)
Redomiciliation costs	—	—	3,150	—
Impact from U.S. Tax Cuts and Jobs Act**	—	5,542	—	10,264	—	12,083
Net impact of adjustments after tax*					22,308	20,164
Net EPS impact							0.26	0.38

Adjusted	$336,836	$300,068	$169,906	$146,023	$131,053	$105,845	$1.53	$1.24

	Twelve months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2019	2018	2019	2018	2019	2018	2019	2018
GAAP	$1,175,427	$1,092,746	$411,465	$399,883	$304,051	$290,915	$3.56	$3.39
Adjustments:
Amortization of property “step up” to fair value	2,604	2,619	2,440	1,599
Amortization of acquired intangible assets	721	207	86,878	67,793
Acquisition and integration related charges	2,145	4,202	8,901	16,211
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(842)	(593)
Net (gain) loss on divestiture of businesses	—	—	(1,370)	14,547
Restructuring charges	9,721	—	40,708	103
Redomiciliation costs	—	—	8,783	—
Impact from U.S. Tax Cuts and Jobs Act**	—	5,542		10,264	—	(13,597)
Net impact of adjustments after tax*					113,497	78,309
Net EPS impact							1.33	0.76

Adjusted	$1,190,618	$1,105,316	$556,963	$509,807	$417,548	$355,627	$4.89	$4.15

*	The tax expense includes both the current and deferred income tax impact of the adjustments.
**

Represents the re-measurement of U.S. deferred tax balances and the related taxation of unremitted earnings of non-U.S. subsidiaries along with a one-time special employee bonus paid to most U.S. employees.

FY 2020 Outlook	Twelve Months Ended March 31, 2020
(Outlook)
Net Income per diluted share	$4.60-4.75
Amortization of property “step up” to fair value	0.02
Amortization of acquired intangible assets	0.63
Acquisition and integration related charges	0.02
Restructuring charges	0.01

Adjusted net income per diluted share	$5.28 - $5.43

All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Fourth Quarter Fiscal 2019

For Periods Ending March 31, 2019 and 2018

	FY 2019	FY 2018	FY 2019	FY 2018
Total Company Revenues	Q4	Q4	YTD	YTD
Consumables	$154,902	$144,944	$605,631	$581,563
Service	$393,276	$364,963	$1,486,145	$1,399,363

Total Recurring	$548,178	$509,907	$2,091,776	$1,980,926

Capital Equipment	$220,035	$206,066	$690,394	$639,070

Total Revenues	$768,213	$715,973	$2,782,170	$2,619,996

Ireland Revenues	$15,911	$12,711	$56,784	$48,246
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$553,713	$501,519	$1,976,814	$1,836,414
United States Revenues as a % of Total	72%	70%	71%	70%
International Revenues	$198,589	$201,743	$748,572	$735,336
International Revenues as a % of Total	26%	28%	27%	28%

Segment Data	Q4	Q4	YTD	YTD
Healthcare Products
Revenues
Consumables	$105,424	$101,557	$414,969	$412,495
Service	96,500	90,238	354,648	336,157

Total Recurring	201,924	191,795	769,617	748,652

Capital Equipment	184,725	168,206	568,811	527,402

Total Healthcare Products Revenues	$386,649	$360,001	$1,338,428	$1,276,054

Segment Operating Income	106,673	86,377	323,684	294,162

Healthcare Specialty Services
Healthcare Services Revenues	$135,493	$122,131	$510,057	$469,065

Segment Operating Income	19,800	14,444	64,222	58,458

Life Sciences
Revenues
Consumables	$41,936	$36,823	$161,780	$150,656
Service	30,626	30,014	114,064	110,379

Total Recurring	72,562	66,837	275,844	261,035

Capital Equipment	30,425	33,462	102,714	100,555

Total Life Sciences Revenues	$102,987	$100,299	$378,558	$361,590

Segment Operating Income	35,869	34,471	132,129	123,889

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$143,084	$133,542	$555,127	$513,287

Segment Operating Income	$57,411	$51,584	$221,828	$196,297
Corporate
Operating Loss	$(49,847)	$(40,853)	$(184,900)	$(162,999)

Other Data	Q4	Q4	YTD	YTD
Healthcare Products Backlog	$154,480	$133,034	n/a	n/a
Life Sciences Backlog	60,702	60,837	n/a	n/a

Total Backlog	$215,182	$193,871	n/a	n/a

GAAP Income Tax Rate	18.4%	27.4%	17.4%	17.8%
Adjusted Income Tax Rate	19.2%	21.4%	18.7%	23.4%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.